McClatchy Reports Third Quarter 2014 Earnings

- Audience revenues grew in Q3 2014 compared to Q3 2013 quarter

- Digital-only revenues, excluding Apts.com revenues, up 9.1% compared to Q3 2013 quarter

- Revenue categories other than print newspaper advertising now 64% of total revenues

- Mobile users represent 47.6% of total monthly unique visitors in the quarter

- Completed sale of stake in Classified Ventures on Oct. 1, 2014; pre-tax proceeds of $631.8 million

- Amended credit agreement on Oct. 21, 2014 to extend maturity for two years to 2019

SACRAMENTO, Calif., Oct. 23, 2014 /PRNewswire/ -- The McClatchy Company (NYSE-MNI) today reported a third quarter 2014 loss from continuing operations of $2.6 million, or $0.03 per share, compared to income from continuing operations in the 2013 third quarter of $6.7 million, or $0.07 per share. Excluding the net impact of certain items itemized below, the adjusted loss from continuing operations was $0.7 million, compared to income from continuing operations, adjusted for similar items, of $6.4 million in the third quarter of 2013.

The loss from discontinued operations in the 2014 third quarter of $0.1 million, or $0.00 per share, reflects the operating results of the Anchorage Daily News newspaper, which was sold on May 5, 2014.

Net loss in the third quarter of 2014, including the impact of discontinued operations, was $2.8 million, or $0.03 per share, compared to net income of $7.3 million, or $0.08 per share, in the third quarter of 2013.

The previously announced sale of McClatchy's 25.6% interest in Classified Ventures (CV) to Gannett Co., Inc. closed on Oct. 1, 2014, the first week of McClatchy's 2014 fiscal fourth quarter. CV operates the online auto site Cars.com. Proceeds to McClatchy, net of transaction costs, were $631.8 million. Pursuant to the sale agreement, $25.6 million of the net proceeds to be received by McClatchy will be held in escrow until Oct. 1, 2015. Just prior to the closing of the transaction, CV distributed approximately $6.0 million to McClatchy reflecting its share of CV's earnings. After-tax proceeds from the sale are anticipated to be approximately $406 million.

Commenting on McClatchy's sale of its interest in CV and the company's third quarter results, Pat Talamantes, McClatchy's president and CEO, said, "Selling CV was a significant transaction for our company and our shareholders. We received a great price that reflects the strength of the Cars.com franchise while maintaining a five-year affiliate agreement with Cars.com that gives us the right to sell Cars.com products and services to our customers. The sale of our interest in CV helps provide us the liquidity to execute on our continuing digital transformation and cash for other corporate purposes, including reducing our debt over time."

Talamantes continued, "The diversification of our business away from print advertising benefited us in the third quarter of 2014. While we were impacted by a sluggish print retail environment and a substantial decline in national advertising, we saw continued growth in other revenues, including digital advertising and audience revenues. In fact, total digital-only revenues, excluding the impact of selling Apartments.com in April, grew 9.1% in the third quarter compared to the third quarter of 2013. Together with direct marketing and other non-traditional revenues, our non-print advertising revenue categories, accounting for 64% of our revenues, grew 0.5% in the same periods."

Talamantes concluded, "Our ongoing efforts to find efficiencies in our legacy business are just as intense as our focus on growing our digital business. We are working to identify more legacy cost savings while strengthening our print and digital products in the fourth quarter and 2015."

Third Quarter Results

Total revenues in the third quarter of 2014 were $277.6 million, down 3.3% compared to the third quarter of 2013. Advertising revenues were $174.6 million, down 8.6% compared to the same quarter last year. The decline reflects the impact of a sluggish print retail environment, a substantial decline in the national advertising category and the loss of revenues from Apartments.com. Excluding the impact of Apartments.com revenues in the 2013 quarter, total advertising revenues declined 8.2% year-over-year from the 2013 quarter.

Digital-only advertising was up 5.4% in the quarter compared to the third quarter of 2013 that included Apartments.com revenues, and was up 8.9% excluding Apartments.com-related revenues in 2013. Total digital advertising revenues were down 0.8% compared to the same quarter last year but were up 1.2% excluding Apartments.com-related revenues from 2013. Total digital-only revenues, which include digital-only revenues from advertising and audience subscriptions, were up 5.7% compared to the same quarter last year, and were up 9.1% excluding Apartments.com from third quarter 2013 revenues.

Direct marketing revenues declined 3.8% in the quarter, reflecting in part difficult comparisons to the 2013 third quarter when direct marketing revenues were up nearly 5.0%, and in part to eliminating niche products that were marginally profitable. Total digital and direct marketing advertising represented 44.0% of third quarter 2014 total advertising revenues on a combined basis.

Audience revenues were $91.3 million, up 7.4% from the same quarter in 2013 and were up 0.8% for the quarter excluding an increase of $5.6 million in revenue related to the transition to fee-for-service audience delivery contracts at certain newspapers. Digital audiences continue to grow with the monthly unique visitor count finishing up 8.0% compared to the same quarter last year. Mobile users represented 47.6% of total monthly unique visitors in the quarter, and were up 46.3% compared to the same quarter last year.

Results in the third quarter of 2014 included the following items:

  Severance charges totaling $2.1 million ($1.0 million after-tax);
   Pre-closing expenses related to the sale of McClatchy's interest in Classified Ventures totaling $0.4 million ($0.3 million after-tax);
  An impairment charge related to an equity investment totaling $0.8 million ($0.5 million after-tax); and
  Other charges totaling $0.4 million ($0.2 million after-tax).

Operating cash expenses, excluding severance, and an increase in costs related to the transition to fee-for-service audience delivery contracts at certain newspapers and other charges discussed above, declined $3.8 million in the quarter, or 1.7% from the same quarter last year. The company recorded $5.6 million in expenses related to the transition to fee-for-service audience delivery contracts at certain newspapers. This amount was also reflected as an increase in audience revenues as noted above, and thus, had no net impact on operating cash flow. Including the audience delivery costs, cash expenses increased approximately $1.8 million in the third quarter, or 0.8%, from the third quarter of 2013, while audience revenues grew 7.4% including the impact of the different accounting of these same delivery costs. Cash expenses in the 2014 quarter also included $3.6 million in investments related to new revenue initiatives and digital infrastructure such as new enterprise-wide operating systems.

Operating cash flow from continuing operations was $44.8 million in the third quarter of 2014, down 20.0% compared to the third quarter last year. (Non-GAAP measurements impacting income from continuing operations, cash expenses and operating cash flows are discussed below.)

First Nine Months Results

Total revenues for the first nine months of 2014 were $850.3 million, down 3.1% from the first nine months of 2013. Total advertising revenues were $543.9 million, down 7.5%, and audience revenues were $271.1 million, up 6.1%. Audience revenues were down 0.6% excluding an increase of $17.1 million in revenue related to the transition to fee-for-service audience delivery contracts at certain newspapers. Total digital-only revenues, which include digital-only revenues from advertising and audience, were up 9.2% compared to the first nine months of 2014, and were up 12.5% excluding Apartments.com from both the 2013 and 2014 nine-month periods.

Income from continuing operations for the first nine months of 2014 was $73.0 million, or $0.83 per share, compared to income from continuing operations in first nine months of 2013 of $4.5 million, or $0.05 per share. The loss from discontinued operations for the first nine months of 2014 was $1.6 million, or $0.02 per share, and reflects the after-tax loss on the sale and operating results of the Anchorage Daily News.

Net income for the first nine months of 2014, including the impact of discontinued operations, was $71.3 million, or $0.81 per share, compared to net income of $6.3 million, or $0.07 per share, for the first nine months of 2013.

The company recorded a loss from continuing operations for the first nine months of 2014, excluding the net impact of certain items itemized below, of $4.0 million. Income from continuing operations for the first nine months of 2013, when adjusted for similar items, was $15.5 million. (Non-GAAP measurements are discussed below.)

Results for the first nine months of 2014 included the following items:

  Gains recorded in equity income from McClatchy's portion of the sale of Apartments.com and the sale of its 50% partnership interest in McClatchy-Tribune Information Services ("MCT") of $145.9 million ($90.1 million after-tax);
  Severance charges totaling $5.0 million ($2.6 million after-tax);
  Accelerated depreciation totaling $13.5 million ($8.3 million after-tax) related to  newspaper production equipment associated with outsourcing or relocation initiatives;
  Non-cash charges totaling $1.5 million ($1.0 million after-tax) related to owned real estate associated with outsourcing initiatives;
  Pre-closing expenses related to the sale of McClatchy's interest in Classified Ventures totaling $0.4 million ($0.3 million after-tax);
  An impairment charge related to an equity investment totaling $0.8 million ($0.5 million after-tax); and
  Other charges totaling $0.9 million ($0.6 million after-tax).

Operating cash flow from continuing operations was $138.6 million for the first nine months of 2014, down 21.1% compared to the first nine months of 2013. (Non-GAAP measurements impacting income from continuing operations, cash expenses and operating cash flows are discussed below.)

Offer for 2022 Secured Notes at Par

On Oct. 14, 2014, McClatchy initiated an offer to purchase for cash up to $406 million of the outstanding 9.00% notes at par in compliance with the indenture for its 9.00% notes due 2022. McClatchy noted when it announced the sale of its interest in Cars.com that under the indenture for its 9.00% notes due 2022 it would offer the after-tax proceeds from the sale, to the extent that the proceeds are not reinvested within 365 days of the closing of the transaction, in an offering to repurchase the 9.00% notes at par. Management elected to make this offer in the fourth quarter of 2014. Recently, the 9.00% notes were trading at premium prices ranging between $113.00 and $114.00.

Management noted that to the extent the notes are not repurchased under this offer, management may use the proceeds to invest in initiatives and/or investments to continue its digital transformation, to selectively repurchase outstanding notes or for other corporate purposes as determined by management and the Board of Directors.

The offer will close at 5 p.m. Eastern time on Nov. 12, 2014.

THIS PRESS RELEASE IS FOR INFORMATION PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR ACCEPTANCE OF AN OFFER. THE OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL THAT MCCLATCHY HAS DISTRIBUTED TO ITS NOTEHOLDERS. NOTEHOLDERS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF AND CONDITIONS TO THE OFFER, PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

Other Third Quarter Business and Financial Highlights

Income from equity investments declined $6.6 million in the third quarter due to lower income from certain internet investments and lower results from the company's newsprint mill partnership. CV's results included legal and other transaction-related costs in 2014 related to the sale of Classified Ventures, and included Apartments.com results in the third quarter of 2013 with no results in 2014 (sold on April 1, 2014). These items partially offset the continued growth in Cars.com results in the third quarter of 2014.

The company finished the quarter with $225.1 million in cash. Net debt (debt net of cash on hand) at the end of the third quarter was $1.3 billion. Pro forma cash, including CV's pre-closing distribution of $6.0 million and the net proceeds received on the closing date of $606 million and excluding all estimated taxes yet to be paid from recent transactions of $241 million, was approximately $596 million at the end of the quarter.

The company amended its credit agreement and entered into a separate letter of credit arrangement on Oct. 21, 2014. These moves increase borrowing capacity under the company's credit agreement and reduce existing costs. The leverage ratio at the end of the third quarter as defined in the company's credit agreement was 4.84 times cash flow compared to a required leverage covenant of 6.0 times cash flow (as defined).

Outlook

Looking to the fourth quarter, Talamantes said, "Predicting print retail advertising results is a difficult task and that continues to be the case as we enter the fourth quarter. We will maintain our focus on providing advertising solutions using all of the print, digital and direct marketing products we have at our disposal. For the fourth quarter, we expect digital-only advertising to continue to grow strongly and to be up in the double-digit range for all of 2014 excluding the impact of selling Apartments.com compared to 2013. Direct marketing revenues are expected to be down in the low-to-mid single-digits in the fourth quarter of 2014 as a result of culling several niche products, so are expected to be flat to down slightly for full year 2014 versus 2013. However this is an area of revenues that we expect to grow over the long-term as we fine tune our direct marketing strategy. We also expect audience revenues to grow in the mid-single digit range in the quarter and for full year 2014.

"Our ability to make further investments in our business was greatly enhanced when we received the proceeds from recent transactions. In the fourth quarter we are launching several initiatives related to revenue growth and reducing legacy costs that we expect to benefit the company in 2015. As a result, we expect operating costs to be flat to up in the low single-digits for the fourth quarter compared to 2013, including these initiatives and the additional costs of our new affiliate agreement with Cars.com, but excluding the impact of audience-related expense increases as a result of moving to fee-for-service delivery contracts at several newspapers."

The company's statistical report, which summarizes revenue performance for the third quarter of 2014, is attached.

Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP financial measures such as adjusted net income (loss) from continuing operations, operating cash flow, operating cash flow margin and pro forma cash balances. Adjusted net income (loss) from continuing operations is defined as net income (loss) from continuing operations excluding amounts (net of tax) for a gain related to an equity investment distribution, a gain on the sale of an equity investment, pre-closing expenses related to the sale of an equity investment, an impairment charge related to an equity investment, a gain on the sale of the Miami property, a loss on extinguishment of debt, severance charges, accelerated depreciation on equipment, real estate related charges, certain other charges, reversal of interest on tax items and certain discrete tax items. Operating cash flow is defined as operating income plus depreciation and amortization, severance charges and certain other charges. Operating cash flow margin is defined as operating cash flow divided by total net revenues. These non-GAAP financial measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, provide useful information to investors by offering:

  the ability to make more meaningful period-to-period comparisons of the company's ongoing operating results;
  the ability to better identify trends in the company's underlying business;
  a better understanding of how management plans and measures the company's underlying business; and
  an easier way to compare the company's most recent operating results against investor and analyst financial models.

These non-GAAP financial measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. McClatchy's non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

Conference Call Information

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205, pass code 18663010) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

The McClatchy Company is a 21st century news and information leader, publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News and Observer, and the (Fort Worth) Star-Telegram. McClatchy operates media companies in 28 U.S. markets in 13 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.

Additional Information

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we may not be successful in the reducing debt whether through tenders offers, open market repurchase programs or other negotiated transactions; transactions may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenue and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 29, 2013, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE MCCLATCHY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; Amounts in thousands, except per share amounts)

	Quarters Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2014	2013	2014	2013
REVENUES - NET:
Advertising	$ 174,583	$ 191,032	$ 543,894	$ 587,689
Audience	91,344	85,015	271,114	255,554
Other	11,712	10,999	35,253	34,048
	277,639	287,046	850,261	877,291
OPERATING EXPENSES:
Compensation	100,595	103,037	312,628	319,160
Newsprint, supplements and printing expenses	27,695	28,285	84,142	88,517
Depreciation and amortization	23,804	27,285	90,025	87,214
Other operating expenses	106,995	101,744	322,307	305,731
	259,089	260,351	809,102	800,622

OPERATING INCOME	18,550	26,695	41,159	76,669

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(33,126)	(33,531)	(100,013)	(102,920)
Interest income	14	17	64	48
Equity income in unconsolidated companies, net	7,398	13,979	24,366	35,108
Gains related to equity investments	11	-	145,904	-
Loss on extinguishment of debt, net	-	(873)	-	(13,643)
Gain on sale of Miami property	-	2,925	-	12,938
Other - net	374	88	518	181
	(25,329)	(17,395)	70,839	(68,288)

Income (loss) from continuing operations before taxes	(6,779)	9,300	111,998	8,381
Income tax provision (benefit)	(4,160)	2,564	39,031	3,881
INCOME (LOSS) FROM CONTINUING OPERATIONS	(2,619)	6,736	72,967	4,500

INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAXES	(141)	529	(1,620)	1,776
NET INCOME (LOSS)	$ (2,760)	$ 7,265	$ 71,347	$ 6,276

Net income (loss) per common share:
Basic:
Income (loss) from continuing operations	$ (0.03)	$ 0.07	$ 0.84	$ 0.05
Income (loss) from discontinued operations	(0.00)	0.01	(0.02)	0.02
Net income (loss) per share	$ (0.03)	$ 0.08	$ 0.82	$ 0.07

Diluted:
Income (loss) from continuing operations	$ (0.03)	$ 0.07	$ 0.83	$ 0.05
Income (loss) from discontinued operations	(0.00)	0.01	(0.02)	0.02
Net income (loss) per share	$ (0.03)	$ 0.08	$ 0.81	$ 0.07

Weighted average number of common shares used
to calculate basic and diluted earnings per share:
Basic	86,868	86,291	86,692	86,154
Diluted	86,868	87,230	88,441	87,035

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 3
	Combined			Print Only			Digital

Revenues - Net:	2014	2013	% Change	2014	2013	% Change	2014	2013	% Change

Advertising
Retail	$83,881	$93,009	-9.8%	$64,320	$74,249	-13.4%	$19,561	$18,760	4.3%
National	10,972	14,291	-23.2%	7,093	9,698	-26.9%	3,879	4,593	-15.5%
Classified Total	50,389	53,276	-5.4%	26,281	28,711	-8.5%	24,108	24,565	-1.9%
Automotive	18,531	18,902	-2.0%	5,540	6,914	-19.9%	12,990	11,988	8.4%
Real Estate	7,543	8,485	-11.1%	4,662	5,145	-9.4%	2,881	3,340	-13.7%
Employment	8,887	9,859	-9.9%	4,123	4,291	-3.9%	4,764	5,568	-14.4%
Other	15,428	16,030	-3.8%	11,955	12,361	-3.3%	3,473	3,669	-5.3%
Direct Marketing	29,212	30,367	-3.8%	29,212	30,367	-3.8%
Other Advertising	129	89	44.9%	129	89	44.9%
Total Advertising	$174,583	$191,032	-8.6%	$127,035	$143,114	-11.2%	$47,548	$47,918	-0.8%

Audience	91,344	85,015	7.4%
Other	11,712	10,999	6.5%
Total Revenues	$277,639	$287,046	-3.3%

Memo: Digital-only	$32,184	$30,436	5.7%
Excl Apartments.com	$32,184	$29,509	9.1%

Advertising Revenues by Market:
California	$29,956	$33,050	-9.4%	$22,530	$25,500	-11.6%	$7,427	$7,550	-1.6%
Florida	25,534	27,078	-5.7%	19,368	20,856	-7.1%	6,166	6,222	-0.9%
Texas	18,250	20,799	-12.3%	13,319	15,460	-13.8%	4,931	5,339	-7.6%
Southeast	52,675	57,391	-8.2%	37,270	42,269	-11.8%	15,405	15,122	1.9%
Midwest	31,821	34,459	-7.7%	23,024	25,679	-10.3%	8,796	8,779	0.2%
Northwest	16,263	18,164	-10.5%	11,496	13,350	-13.9%	4,767	4,815	-1.0%
Other	84	91	-7.7%	28	0	0.0%	56	91	-38.5%
Total Advertising	$174,583	$191,032	-8.6%	$127,035	$143,114	-11.2%	$47,548	$47,918	-0.8%

Advertising Statistics for Dailies:
Full Run ROP Linage				3,453.2	3,655.0	-5.5%

Millions of Preprints Distributed				844.5	971.4	-13.1%

Audience:
Daily Average Total Circulation*				1,585.1	1,715.6	-7.6%
Sunday Average Total Circulation*				2,533.8	2,599.6	-2.5%
Monthly Unique Visitors				43,422.0	40,205.4	8.0%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in the period. Does not reflect AAM reported figures.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	September Year-to-Date
	Combined			Print Only			Digital

Revenues - Net:	2014	2013	% Change	2014	2013	% Change	2014	2013	% Change

Advertising
Retail	$264,457	$290,209	-8.9%	$206,049	$234,494	-12.1%	$58,408	$55,715	4.8%
National	36,943	45,372	-18.6%	24,687	31,503	-21.6%	12,256	13,869	-11.6%
Classified Total	152,503	162,429	-6.1%	79,763	89,011	-10.4%	72,740	73,418	-0.9%
Automotive	55,339	56,556	-2.2%	17,136	21,808	-21.4%	38,203	34,748	9.9%
Real Estate	23,199	25,683	-9.7%	14,835	15,809	-6.2%	8,364	9,874	-15.3%
Employment	27,706	30,654	-9.6%	12,357	13,434	-8.0%	15,349	17,220	-10.9%
Other	46,259	49,536	-6.6%	35,436	37,959	-6.6%	10,823	11,577	-6.5%
Direct Marketing	89,691	89,309	0.4%	89,691	89,309	0.4%
Other Advertising	300	370	-18.9%	300	370	-18.9%
Total Advertising	$543,894	$587,689	-7.5%	$400,490	$444,687	-9.9%	$143,404	$143,002	0.3%

Audience	271,114	255,554	6.1%
Other	35,253	34,048	3.5%
Total Revenues	$850,261	$877,291	-3.1%

Memo: Digital-only	$95,633	$87,590	9.2%
Excl Apartments.com	$95,271	$84,716	12.5%

Advertising Revenues by Market:
California	$92,508	$101,833	-9.2%	$69,850	$79,009	-11.6%	$22,658	$22,824	-0.7%
Florida	83,512	87,381	-4.4%	63,898	68,214	-6.3%	19,614	19,167	2.3%
Texas	58,183	64,064	-9.2%	43,024	48,216	-10.8%	15,159	15,848	-4.3%
Southeast	161,768	175,102	-7.6%	115,728	129,563	-10.7%	46,040	45,539	1.1%
Midwest	97,416	104,621	-6.9%	71,873	78,900	-8.9%	25,543	25,721	-0.7%
Northwest	50,417	54,395	-7.3%	36,072	40,785	-11.6%	14,345	13,610	5.4%
Other	90	293	-69.3%	45	0	0.0%	45	293	-84.6%
Total Advertising	$543,894	$587,689	-7.5%	$400,490	$444,687	-9.9%	$143,404	$143,002	0.3%

Advertising Statistics for Dailies:
Full Run ROP Linage				10,613.4	11,323.3	-6.3%

Millions of Preprints Distributed				2,717.5	3,008.5	-9.7%

Audience:
Daily Average Total Circulation*				1,702.1	1,827.2	-6.8%
Sunday Average Total Circulation*				2,606.9	2,667.7	-2.3%
Monthly Unique Visitors				44,057.1	38,092.4	15.7%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in period. Does not reflect AAM reported figures.

THE MCCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Income from Continuing Operations to Operating Cash Flows

	Quarters Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2014	2013	2014	2013
REVENUES - NET:
Advertising	$ 174,583	$ 191,032	$ 543,894	$ 587,689
Audience	91,344	85,015	271,114	255,554
Other	11,712	10,999	35,253	34,048
	277,639	287,046	850,261	877,291
OPERATING EXPENSES:
Compensation excluding severance charges	98,496	102,557	307,625	317,595
Newsprint, supplements and printing expense	27,695	28,285	84,142	88,517
Other cash operating expenses	106,637	100,217	319,852	295,434
Cash operating expenses excluding
severance and other charges	232,828	231,059	711,619	701,546
Severance charges	2,099	480	5,003	1,565
Other charges	358	1,527	2,455	10,297
Depreciation and amortization	23,804	27,285	90,025	87,214
Total operating expenses	259,089	260,351	809,102	800,622

OPERATING INCOME	18,550	26,695	41,159	76,669
Add back:
Depreciation and amortization	23,804	27,285	90,025	87,214
Severance charges	2,099	480	5,003	1,565
Other charges	358	1,527	2,455	10,297
OPERATING CASH FLOW	$ 44,811	$ 55,987	$ 138,642	$ 175,745

OPERATING CASH FLOW MARGIN	16.1%	19.5%	16.3%	20.0%

Reconciliation of Income (Loss) from Continuing Operations to Adjusted Net Income

Income (loss) from continuing operations:	$ (2,619)	$ 6,736	$ 72,967	$ 4,500

Add back certain items, net of tax:
Gain related to equity investment distribution	-	-	(89,046)	-
Gain on sale of equity investment	(3)	-	(1,060)	-
Impairment charge related to equity investment	497		497
Pre-closing expenses related to sale of equity investment	274		274
Gain on sale of Miami property	-	(1,855)	-	(8,208)
Loss (gain) on extinguishment of debt	-	554	-	8,656
Severance charges	970	285	2,605	925
Accelerated depreciation on equipment	-	94	8,332	2,477
Real estate related charges	-	-	979	-
Other charges	227	969	579	6,531
Reversal of interest on tax items	-	(57)	(141)	(96)
Certain discrete tax items	-	(337)	-	753
Adjusted income (loss) from continuing operations	$ (654)	$ 6,389	$ (4,014)	$ 15,538

CONTACT: Ryan Kimball, Assistant Treasurer & Director of Investor Relations, 916-321-1849, rkimball@mcclatchy.com